SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 19, 2006

Multi-Color Corporation

(Exact name of registrant as specified in charter)

Ohio	0-16148	31-1125853
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

425 Walnut Street, Suite 1300, Cincinnati, Ohio	45202
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)

Registrant’s telephone number, including area code 513/381-1480

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 19, 2006, the Compensation & Organization Development Committee (the “Committee”) of the Board of Directors of Multi-Color Corporation (the “Company”) approved the following:

Salary Increases for Certain Executive Officers

The Committee approved the following increases in the annual salary of three executive officers of the Company: (i) Francis D. Gerace, President and Chief Executive Officer – an increase from $400,000 to $460,000; (ii) Dawn H. Bertsche, Senior Vice President, Chief Financial Officer and Secretary – an increase from $215,000 to $240,000; and (iii) Donald E. Kneir, President of the Decorating Solutions Division – an increase from $225,000 to $270,000.

Option Grants to Certain Executive Officers

The Committee approved the grant of options to purchase shares of the Company’s common stock to three executive officers in the following amounts: (i) Mr. Gerace – 45,000 shares; (ii) Ms. Bertsche – 20,000 shares; and (iii) Mr. Kneir – 20,000 shares. All options were granted pursuant to the 2003 Stock Incentive Plan and have a term of 10 years, vest in equal annual installments over a five-year period, and have an exercise price of $31.75 per share.

Executive Incentive Compensation Plan

The Committee approved the Executive Incentive Compensation Plan for fiscal year 2007 (the “Plan”). The following executive officers are eligible to participate in the Plan: Mr. Gerace, Ms. Bertsche and Mr. Kneir. The Plan provides for the following bonus ranges: Mr. Gerace – between 0% and 170%, Ms. Bertsche and Mr. Kneir – between 0% and 150% of salary.

Performance objectives were established for each participant for the 2007 fiscal year. The total bonus will equal the sum of the amounts calculated for each performance objective and each performance objective will be weighted. The amount calculated for each performance objective will equal the product of the performance factor times the target bonus times the weight factor for each performance objective.

The performance factor for each performance objective will be between 50% (for achieving 85% of the performance objective) and 200% (for achieving 115% of the performance objective). If achievement is obtained between the 85% to 100% bracket and 100% to 115% bracket, the performance factor will be prorated. Failure to achieve a minimum of 85% of any individual performance objective will result in a performance factor of zero and therefore a bonus for that performance objective of zero.

The performance objectives for Mr. Gerace and Ms. Bertsche include goals related to Company income before taxes and stock option expense, and sales growth. The performance goals for Mr. Kneir include goals related to Company income before taxes, interest and stock option expense, and sales growth.

Director Compensation

The Committee approved the following increases in compensation for non-employee directors of the Company, effective October 1, 2006: (i) annual retainer – an increase from $15,000 to $25,000: (ii) committee chairs (excluding audit) – an increase from $2,000 to $3,000 annually; (iii) audit committee chair – an increase from $2,000 to $5,000 annually; (iv) Chairman of the Board – an increase from $3,000 to $7,500 annually; and (v) committee meetings – an increase from $1,500 to $1,800 per meeting attended.

ITEM 8.01 OTHER EVENTS

Multi-Color Corporation announced on April 25, 2006 that its Board of Directors declared at the April 20, 2006 board meeting, the Company’s quarterly cash dividend for the first quarter of fiscal 2007. The dividend is a payment of five cents per common share, payable June 1, 2006, to shareholders of record at the close of business on May 15, 2006.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits:

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
99.1	Copy of the Press Release, dated April 25, 2006, issued by the Company, publicly announcing the actions reported therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTI-COLOR CORPORATION

By:	/s/ Dawn H. Bertsche
Name:	Dawn H. Bertsche
Title:	Senior Vice President, Chief Financial Officer and Secretary

Date: April 25, 2006